SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 16, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for NowAuto Group Inc. (the "Company") and has never reviewed the financial statements for NowAuto Group Inc.  Effective September 9, 2009, we withdrew from our pending engagement as principal accountants for the Company.  We have read the Company's statements included its Form 8-K dated September 10, 2009, and we agree with such statements contained therein.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, NV

CC:	U.S. Securities & Exchange Commission
Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 202-551-5300 Phone 202-772-9252 Fax

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501